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EXHIBIT 5

        [Cinergy Services, Inc. Letterhead]

        February 6, 2004

Board of Directors
The Cincinnati Gas & Electric Company
139 East Fourth Street
Cincinnati, Ohio 45202

Dear Gentlemen:

        I am employed as Senior Counsel by Cinergy Services, Inc., the service company subsidiary of Cinergy Corp. and in that capacity I provide legal counsel to Cinergy Services, Inc. and its affiliates, including The Cincinnati Gas & Electric Company, an Ohio corporation (the "Company"). I am a member in good standing of the Bar of the Supreme Court of Indiana and I am also duly registered and authorized in accordance with Rule VI, Section 4 of the Ohio Rules of Court, Rules for the Government of the Bar of Ohio, to practice law in Ohio on behalf of my Ohio employer.

        I have advised the Company in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), filed with the Securities and Exchange Commission on February 6, 2004. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $800 million aggregate initial offering price of unsecured debt securities ("Debt Securities"), first mortgage bonds ("Bonds") and cumulative preferred stock ("Preferred Stock"), together the "Securities." For this purpose, I have examined such corporate records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of this opinion.

        Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and when the terms of each specific series of Debt Securities, Bonds and Preferred Stock have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Debt Securities, Bonds and Preferred Stock of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Debt Securities and Bonds will be binding obligations of the Company, enforceable against the company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) and the Preferred Stock will be legally issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ J. WILLIAM DUMOND J. William DuMond

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  EXHIBIT 5